Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, our report dated September 25, 2020, relating to the balance sheet of Periphas Capital Partnering Corporation as of September 14, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from September 11, 2020 (inception) through September 14, 2020, appearing in Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-249729, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
December 9, 2020